SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): September 7, 2004

TEJON RANCH CO.

(Exact Name Of Registrant As Specified In Its Charter)

DELAWARE	1-7183	77-0196136
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. BOX 1000

LEBEC, CALIFORNIA 93243

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (661) 248-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 3, 2004, Smithfield Fiduciary LLC, Highbridge/Zwirn Special Opportunities Fund, L.P., Highbridge/Zwirn Special Opportunities Fund, Ltd., Third Avenue Real Estate Value Fund, and the Third Avenue Small Cap Value Fund (the “Buyers”) notified Tejon Ranch Co. (the “Company”), of their intention to exercise First Additional Investment Rights that were received on May 6, 2004 in connection with a Private Placement of shares.

In connection with the exercise of the First Additional Investment Rights the Company issued 308,546 Common Shares to the Buyers for a purchase price per share of $32.41, or aggregate gross proceeds of approximately $10.0 million. The Buyers continue to have Second Additional Investment Rights to purchase 140,248 Common Shares at an exercise price of $35.65 per share. The Second Additional Investment Rights are exercisable until 180 days after the effectiveness of a registration statement filed by the Company covering the resale of shares of the common stock both sold at the original private placement closing and underlying the First and Second Additional Investment Rights.

Please refer to the Form 8-K filed on May 7, 2004 for the form of Securities Purchase Agreement, the form of First Additional Investment Right, and the form of Second Additional Investment Right. A copy of the Company’s press release dated September 7, 2004 announcing the exercise of the First Additional Investment Rights is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

c.	Exhibits

Pursuant to General Instruction F of Form 8-K, the following documents are incorporated by reference herein and attached as exhibits hereto:

Exhibit Number	Description
99.1	Press release dated September 7, 2004 announcing the exercise of the First Additional Investments Rights.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2004

By:	/s/ Allen E. Lyda
Allen E. Lyda
Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated September 7, 2004 announcing the exercise of the First Additional Investment Rights.